Exhibit 10.2

PURCHASE CONTRACT

THIS PURCHASE CONTRACT (“Contract”) is made as of this 11th day of June, 2012, (the “Effective Date”) by and among TWIN CITY CROSSING, LLC, a Georgia limited liability company (“Seller”), WHEELER INTERESTS, INC., a Virginia corporation (“Purchaser”) and WILBUR E. EDWARDS, attorney at law (“Escrow Agent”).

WITNESSETH:

WHEREAS, Seller owns property consisting of a shopping center containing approximately 47,680 rentable square feet together with parking and common areas, commonly referred to as Twin City Crossing in Batesburg-Leesville, South Carolina (the “Shopping Center”) and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such Shopping Center and related assets;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Property. Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:

A. All those certain tracts or parcels of land located in the Town of Batesburg-Leesville, County of Lexington, South Carolina, consisting of approximately 6.210 acres as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, which includes certain parking areas and vacant parcels, and all improvements located thereon owned by Seller (the “Improvements”), together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B. Seller’s right, title and interest in all equipment, furniture, furnishings, supplies and other personal property and fixtures of every description located on, or attached to or used in connection with the Real Property and which are now or hereafter owned by Seller (the “Personal Property”), including, but not limited to, those items more particularly described on Exhibit “B” attached hereto by Seller and by this reference incorporated herein; and

C. Seller’s right, title and interest in all leases of portions of the Real Property (the “Leases”), as more particularly described in that rent roll on Exhibit “C” attached hereto and by this reference made a part hereof; and

D. To the extent of Seller’s interest, if any, and to the extent transferable, all other assets and property rights (including intangible assets) relating to the Real Property and Personal Property or any portion thereof, including, but not limited to, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by

Purchaser), governmental and regulatory licenses and permits, final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications.

The Real Property, Personal Property, Leases and all other assets and property rights and interests described in this Section 1 are hereinafter collectively referred to as the “Property”.

2. Purchase Price. Total consideration to be paid by Purchaser to Seller for the Property is Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) (the “Purchase Price”), which shall be payable as follows:

A. Twenty-Five Thousand Dollars ($25,000.00) (the “Deposit”) shall be deposited by Purchaser in escrow with Escrow Agent within five (5) business days of the full execution of this Contract. If the transaction contemplated by this Contract closes in accordance with the terms and conditions of this Contract, at Closing, as defined below, the Deposit (including any Additional Deposit) shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price. If the transaction fails to close due to a default on the part of Seller or if a contingency set forth in this Contract for the benefit of Purchaser is not satisfied or removed, the Deposit shall be delivered by the Escrow Agent to Purchaser. If the transaction fails to close due to a default on the part of Purchaser, and if Seller is not in default hereunder, the Deposit shall be delivered by the Escrow Agent to Seller as Seller’s sole and exclusive remedy, as more particularly provided for in Section 14 below.

B. The remaining balance of the Purchase Price shall be payable in cash, or by wire transfer or other immediately available funds, to Seller on the Closing Date.

3. Review Period; Inspection.

A. At all times during the period commencing on the Effective Date and terminating on the date that is forty-five (45) days after the Effective Date (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the right:

1. To enter upon the Real Property during normal business hours, and after reasonable advance notice to Seller, defined as one (1) business day, to perform such tests, inspections and examinations of the Real Property and Personal Property as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property and do all things necessary in connection therewith, subject to the tenants’ rights of occupancy, and provided they do not adversely affect the Real Property. Purchaser shall not unreasonably disturb any of the tenants or Seller’s operation of the Property while conducting its inspections, tests and studies. Purchaser shall promptly discharge all liens filed against the Property by Purchaser’s agents and shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s conducting the activities upon the Real Property pursuant to the terms of this subparagraph and shall maintain insurance reasonably acceptable to Seller at all times during Purchaser’s evaluation of the Property. Purchaser’s obligation to indemnify and hold Seller harmless as set forth in the paragraph shall survive the Closing and any earlier termination of this Agreement. Purchaser shall promptly restore the Property to its condition on the date hereof to the extent practicable after all such tests, inspections and examinations. Purchaser’s obligation to restore shall survive any termination of this Agreement; and

2. After reasonable advance notice to Seller, to investigate and review any and all books and records directly relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property to the extent such materials are in possession of Seller or Seller’s property manager. At all reasonable times, after reasonable advance notice to Seller, Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining directly to the Property under Seller’s control, but expressly excluding any financial or confidential information of members or affiliates of Seller.

B. Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. Purchaser may, on or before the expiration of the Review Period, notify Seller in writing of its intention to terminate this Contract, in which event the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder except as expressly set forth herein. In the event that Purchaser has not terminated this Contract on or before the expiration of the Review Period, the Deposit shall be non-refundable to Purchaser except as expressly provided herein.

C. In the event that Purchaser elects not to terminate this Contract on or before the date of the expiration of the Review Period, Purchaser shall deposit an additional Fifty Thousand and No/100 Dollars ($50,000.00) (the “Additional Deposit”) with Escrow Agent on or before the expiration of the Review Period. Upon delivery to Escrow Agent, the Additional Deposit shall be considered an additional Deposit and, upon deposit with Escrow Agent, each reference to Deposit in this Contract shall thereafter include the Additional Deposit.

D. Within five (5) business days of the Effective Date Seller shall forward to Purchaser, or shall make available to Purchaser at the office of Purchaser’s property manager, true, accurate, and complete copies of all the items set forth on Exhibit “E” (the “Due Diligence Materials”) to the extent such items are in Seller’s or its property manager’s possession.

E. Within thirty (30) business days of the Effective Date Purchaser shall forward to Seller, written evidence that Purchaser has made application to a lender of Purchaser’s choice for a nonrecourse loan with a minimum loan to value ratio of seventy percent (70%) and an interest rate of no more than six percent (6.0%) per annum. Purchaser shall diligently pursue such application in good faith.

F. In the event Purchaser terminates this Purchase Contract during the Review Period, Purchaser shall provide copies of all reports related to the Property generated at the request of Purchaser by third parties.

4. Title. Purchaser may order, at its sole cost and expense, an ALTA Survey (the “Survey”) and a title commitment for the issuance of a 2006 ALTA Owners Policy of Title Insurance (the “Title Commitment”) insuring the Real Property, dated on or after the Effective Date, and issued by a title insurance company of Purchaser’s choosing. Upon the receipt of the Title Commitment and Survey, Purchaser shall promptly review all such information and shall, on or before the expiration of the Review Period (the “Title Review Deadline”), furnish a copy thereof to Seller, together with a statement as to which exceptions shown therein are acceptable to Purchaser (the “Permitted Exceptions”). If Seller determines that it is not able or is unwilling to cause all exceptions other than the Permitted Exceptions to be removed from the Title Commitment, then within five business (5) days after notice from Purchaser noting the Permitted Exceptions (the “Seller Response Period”), Seller shall give notice (“Seller’s Notice”) to Purchaser stating those other exceptions which must be included as additional Permitted Exceptions. Failure by Seller to give Seller’s Notice within the Seller Response Period shall be deemed an election by Seller that such other exceptions must be included as Permitted Exceptions. If Purchaser does not give notice to Seller of Purchaser’s objection to such additional Permitted Exceptions within five (5) days after either receipt by Purchaser of Seller’s Notice or the expiration of the Seller Response Period, if any, Purchaser shall be deemed to have accepted such additional Permitted Exceptions. The Permitted Exceptions as they may be expanded by the Seller’s Notice and agreed to by Purchaser shall be attached hereto as Exhibit “D”. If Purchaser objects in writing to Seller’s expansion of the Permitted Exceptions within the time permitted herein, Purchaser shall be deemed to have terminated this Contract (unless the parties agree otherwise in writing), in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder except as expressly set forth herein.

5. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser, which warranties and representations shall be deemed made on the Effective Date and shall be deemed reaffirmed at Closing, that to Seller’s knowledge:

A. Seller is a duly organized and validly existing limited liability company in good standing under the laws of Georgia and has all requisite power and authority for the making of this Contract.

B. The execution and delivery of this Contract do not, and the consummation of the transaction contemplated hereby will not in any material respect, require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body, or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Property is bound.

C. The execution and delivery of this Contract, compliance with provisions hereof, and the consummation of the transaction contemplated hereby, will not result in any breach or violation of, or constitute a default under, the organization documents of Seller or any agreement, contract or other instrument to which Seller is a party, or by which Seller or any of the Property is bound.

D. Neither the Property nor any part thereof is subject to any option contract, sales contract or any other agreement to which Seller is a party or to which it has consented or has authorized pursuant to which any other party has any right to purchase any interest therein or any part thereof, or to any leases other than the Leases or other agreements to which Seller is a party or to which it has consented or has authorized pursuant to which any party has any right to occupy or use any portion thereof.

E. Seller has received no written notice from any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. The Seller is not a debtor in any bankruptcy or other insolvency proceeding.

F. Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings which have, or will have, an effect on the Property, or any part thereof, except for any condemnation with respect to which the condemning authority acquired title prior to the date of this Contract.

G. On the earlier of (i) the date Purchaser notifies Seller that it has waived its rights to terminate this Contract pursuant to Section 3(B) hereof, or (ii) the date of expiration of the Review Period, Seller shall give notice of termination with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property and all payments due thereunder will be paid and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above.

H. To Seller’s knowledge, there is no pending judicial, municipal, or administrative proceedings affecting any portion of the Property or affecting Seller’s right to sell any portion of the Property, and no case, proceeding or other action has been commenced by or against Seller under any bankruptcy, insolvency or similar laws, and Seller has not received written notice of any of the foregoing.

I. Seller has not received any written notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.

J. Seller has not received any written notice from any governmental authority that the Real Property is in violation of any applicable environmental law, ordinance, or regulation (collectively “Environmental Laws”), including without limitation, the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.). To Seller’s knowledge, the Property has not at any time been in violation of Environmental Laws. To Seller’s knowledge, the Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the foregoing laws), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as “Hazardous Materials”). In addition, to the best of Seller’s knowledge, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property in violation of any applicable law except as previously disclosed in writing to Purchaser by Seller.

K. Seller has not received any written notice that the Real Property is the subject of any federal, state or local governmental action or third party claim because of the release, threat of release, discharge, storage, treatment, generation, emission or disposal of any substance on, in or from the Real Property, and no lien for environmental investigation or remediation, citizen suit or other litigation, administrative order or proceeding, investigation or settlement is in existence, or to Seller’s knowledge, proposed or anticipated with regard to any environmental matter regarding the Real Property.

L. To Seller’s knowledge, no assessments or charges for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.

M. There are no existing leases to which Seller is a party or to which it has consented, whether oral or written, affecting the Property except the Leases. No written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from any tenant thereunder. To Seller’s knowledge, except as may be contained in the Leases, there are no unrecorded options, rights of first refusal, agreements of sale, licenses, or other claims to possession with respect to the Property or any portion thereof which have been granted by Seller.

N. The rents set forth in the Leases are the actual rents, income and charges presently being collected by Seller. Except as set forth in the Leases, no tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in the Leases.

O. No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof executed or exercised prior to the Effective Date.

P. Seller has fee simple title to the Real Property and at Closing, title to the Real Property will be free and clear of all liens, encumbrances or leases, except the Leases and those (i) to be removed at or prior to Closing and (ii) and the Permitted Exceptions. To the best of the knowledge of Seller, there are no title conditions adversely affecting title insurability. All individual parcels of real property constituting the Real Property are contiguous and the Real Property is free of gaps or gores.

Q. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Purchaser in writing.

R. To the best of the knowledge of Seller, all documents provided to Purchaser are the complete originals or, if not originals, are true, accurate, and complete copies thereof to the extent such complete documents are in Seller’s possession.

S. Except as delivered to Purchaser as specified in Section 1D, there are no material warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications or other tangible or intangible assets relating to the Property and all of the warranties, guarantees and bonds, certificates of occupancy, governmental or regulatory licenses and permits and other assets provided to Purchaser are valid and existing and in full force and effect and have not been amended, modified or supplemented.

T. To the best of the knowledge of Seller, all amounts due and payable under any operating and reciprocal easement agreements affecting the Property have been paid and Seller has not received written notice of default under any such agreements which has not been cured, nor, to Seller’s knowledge, are any parties in default under any of such agreements.

For purposes of this Contract, Seller’s “knowledge” shall refer to the actual knowledge, without investigation, of Neil R. Smith of Du Rhone Group, Ltd.

6. Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Seller as follows:

A. This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

B. The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.

7. Seller’s Covenants. Seller covenants and agrees as follows:

A. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to occupy any portion of the Real Property or use any portion of the Personal Property, or (v) enter into any lease, assignment, amendment, modification, supplement or renewal of a lease, including without limitation, as to the Leases, without first receiving Purchaser’s prior written approval, which approval shall not be unreasonably withheld. If Purchaser has not approved or disapproved any such request from Seller within five (5) days following receipt thereof, Purchaser shall be deemed to have approved such request.

B. Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property, except in the course of regular and/or required maintenance and management.

C. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration or adjustment is agreed upon in accordance with the provisions of Section 10 hereof, including, but not limited to: all real estate, personal property and other taxes of every kind; all charges for consumption of utilities; and all commissions or broker’s fees, if any.

D. Between the Effective Date and the Closing Date, Seller agrees that it will: (i) manage and operate the Property only in the ordinary and usual manner and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier and facsimile, of any fire or other casualty affecting the Property after the date of this Contract; and (iii) deliver to Purchaser, promptly after receipt by Seller, copies of all written notices of violation issued by governmental authorities with respect to the Property received by Seller after the date of this Contract.

E. Seller will not intentionally or knowingly do any act, which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser without the prior written consent of Purchaser.

F. Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.

G. Seller shall maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted.

H. If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from each tenant under the Leases and each guarantor of each Lease, if any, substantially in the form attached hereto as Exhibit “F” or any other commercially reasonable form as may be requested or required by Tenant, Purchaser’s lender or the Leases. If an Estoppel Certificate from any Tenant has not been delivered to Purchaser within the aforesaid time period, Purchaser may elect to terminate this Agreement; provided, however, that if Seller is unable to obtain any of such Estoppel Certificates, Seller shall instead deliver a landlord’s estoppel on behalf of such tenants as may be necessary to achieve such requirement and such condition shall thereby be deemed satisfied. Seller shall deliver landlord estoppel certificates for each tenant lease on which Seller was unable to obtain a tenant Estoppel Certificate.

If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA Agreements”), if applicable, from each tenant under the Leases and each guarantor of each Lease, if any, substantially in the form attached hereto as Exhibit “F-1” or any other commercially reasonable form as may be requested or required by Tenant, Purchaser’s lender or the Leases. If an SNDA Agreement from any Tenant has not been delivered to Purchaser within the aforesaid time period, Purchaser may elect to terminate this Agreement; provided, however, that if Seller is unable to obtain any of such SNDA Agreements, the required SNDA Agreement shall be deemed delivered and any condition related thereto satisfied if the applicable lease contains a provision subordinating such lease to any mortgage now or hereafter encumbering the Property (except for Bi-Lo, Inc. for which a signed SNDA Agreement shall be required).

If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates from any other party to any operating agreement or reciprocal easement agreements affecting the Property, substantially in a format approved by Seller and Purchaser, or any other commercially reasonable form as may be requested or required by any such party, Purchaser’s lender or any such agreement (“REA Estoppel Certificates”). If all of the REA Estoppel Certificates have not been delivered to Purchaser in the required form within the aforesaid time period, Purchaser may elect to terminate this Agreement; provided, however, that if Seller is unable to obtain any of such REA Estoppel Certificates, Seller shall instead deliver an estoppel on behalf of such parties as may be necessary to achieve such requirement and such condition shall thereby be deemed satisfied. Seller shall deliver REA estoppel certificates for each agreement on which Seller was unable to obtain a REA Estoppel Certificate.

8. Conditions. In addition to Purchaser’s right to terminate this Contract for any reason at any time during the Review Period and Purchaser’s right to terminate for title reasons pursuant to Section 4, the obligation of Purchaser under this Contract to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:

A. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

B. All of Seller’s representations and warranties contained herein shall be true and correct in all material respects.

C. Except as provided in Sections 12 and 16 herein with respect to condemnation and casualty events, the physical state of the Property shall not have materially changed since the conclusion of the Review Period.

D. Seller shall have fee simple title to the Real Property as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions. Seller shall discharge all liens against the Property at Closing. All tenants of the Leases shall be occupying the Property, and shall not be in default in the payment of rent or performance of any other material obligation under its Lease, except as may be disclosed on the Due Diligence Materials.

E. Purchaser shall have received the Estoppel Certificates, REA Estoppel Certificates and SNDA Agreements as required pursuant to Section 7(H).

F. Purchaser shall have made application to a lender of Purchaser’s choice for a nonrecourse loan with a minimum loan to value ratio of seventy percent (70%), an interest rate of no more than six percent (6.0%) per annum, any other terms of the loan shall be to the complete subjective satisfaction of Purchaser, such loan application shall have been accepted by a lender of Purchaser’s choice, and such lender has given final approval for such loan and such loan shall be fully funded at Closing.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) terminate this Contract and have the Deposit refunded together with accrued interest or (ii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 hereof, and (in any event) the indemnity contained in Section 3(A)(1) hereof and any other obligations which expressly survive Closing or any termination (for any reason) of this Contract shall so survive.

9. Closing.

A. Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (“Closing”) shall be held at the offices of Escrow Agent on or before that date which is thirty (30) days from the expiration of the Review Period, or as earlier agreed by the parties (the “Closing Date”). The parties agree to use reasonable efforts to conduct the Closing by overnight delivery.

B. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered the following:

1. A special or limited warranty deed, duly executed and acknowledged by Seller and in proper form for recordation, conveying fee simple title to the Real Property, free and clear of all liens and encumbrances, other than such matters as may be deemed Permitted Exceptions pursuant to this Contract.

2. A bill of sale or assignment of lease, as the case may be, of all of the Personal Property, duly executed and acknowledged by Seller.

3. Copies of the Leases, together with an assignment, duly executed assigning to Purchaser all of Seller’s right, title and interest, as landlord, in and to the Leases, free and clear of all assignments, pledges or hypothecations thereof, which assignment shall include Seller’s indemnity for all matters arising or asserted, due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.

4. At Purchaser’s request, notice to the tenants under the Leases in the form prepared by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agents) at the address provided by Purchaser.

5. An assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property to the extent transferable, together with the original of each such guaranty, warranty, bonds and other related documents, if any, in Seller’s or Seller’s property manager’s possession.

6. To the extent they are in Seller’s or Seller’s property manager’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).

7. To the extent they are in Seller’s or Seller’s property manager’s possession or control, any final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the Improvements.

8. Such affidavits and agreements as Purchaser’s title insurance company shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession.

9. A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

10. All keys, codes, or other security devices used in connection with the operation of the Property in Seller’s or Seller’s property manager’s possession.

C. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered the following:

1. The Purchase Price, as specified in Section 2 herein.

2. An assignment of leases agreement, duly executed by Purchaser, wherein Purchaser agrees to assume all of the landlord’s obligations under the Leases, which assumption agreement shall include Purchaser’s indemnity for matters arising or asserted with respect to the Leases due to events or occurrences arising after the Closing Date.

10. Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A. All base or minimum rents and other payments and obligations pursuant to the Leases, including without limitation reimbursements for common area maintenance charges, insurance, and taxes (collectively “Reimbursable Expenses”) and percentage rent (“Percentage Rent”). Except as provided in 10(G) below, all monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller. Seller covenants and agrees, which covenant and agreement shall survive Closing, not to sue or otherwise assert a claim under any Lease against any tenant of the Property that, at the time of assertion of the claim, is a tenant at the Property or is otherwise obligated to Purchaser under a lease for any portion of the Property. Notwithstanding anything herein to the contrary, any amounts due from tenants to Seller pursuant to a reconciliation or end of year “true-up” of Reimbursable Expenses for calendar year 2011 and Seller’s pro-rata share of 2012 shall be payable to Seller as it is received by Purchaser from tenants under the Leases, provided, however, Purchaser shall not be required to institute any collection action to receive such amounts that are payable.

B. Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed, or in the event the tax bill for the current fiscal year is not available at Closing, on the basis of the tax bill for the previous fiscal year), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.

C. Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits paid by tenants under the Leases and not previously applied pursuant to the terms of the Leases.

D. Purchaser shall pay, at Closing, all closing costs in connection with the transaction, including, without limitation, deed recording costs, owner’s and mortgagee’s title insurance premiums, survey costs, all costs associated with Purchaser’s financing, and

Purchaser’s counsel fees. Notwithstanding the foregoing, Seller shall pay the costs of Seller’s counsel fees and the costs of releasing all liens, judgments and encumbrances required to be released under the terms of this Contract and the costs of recording such releases.

E. All utilities, Property operating expenses and other expenses paid or payable by Seller shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller.

F. At Closing, Purchaser shall reimburse Seller for leasing commissions and tenant improvement allowances paid by Seller in connection with new leases of the Property, but only to the extent that: (i) the tenants under such new leases (or their affiliates) had not already executed Leases as of the Effective Date; and (ii) Purchaser approved all terms of such new leases in accordance with Section 7(A) prior to their execution.

G. With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be added to the Purchase Price. Following Closing, upon Purchaser’s reconciliation of the Reimbursable Expenses and Percentage Rent with the tenants under the Leases (i) Purchaser shall pay to Seller that portion of funds it collects for Reimbursable Expenses and Percentage Rent unpaid by such tenants during the prior year, which reflect the percentage for which Seller owned the Property during such prior year, (ii) Seller shall repay to Purchaser that portion of the Reimbursable Expenses and Percentage Rent which were overpaid by such tenants during the prior year and (iii) Seller shall (as of Closing) assign to Purchaser any claim it might have pursuant to the Leases, against the tenants thereunder, for the Reimbursable Expenses and Percentage Rent.

11. Possession. Possession of the Property shall be delivered as of the Closing Date, subject to the rights of tenants under the Leases.

12. Condemnation. In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole discretion, such Condemnation has no material adverse effect on the Property, this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred, and Purchaser shall receive the award resulting from the Condemnation (or if not then received, the right to the same shall be assigned to Purchaser). However, if any such Condemnation has, or will have, in Purchaser’s reasonable discretion, a material adverse effect on the Property, Purchaser may terminate this Contract, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder except as expressly set forth herein.

13. Seller’s Default. In the event Seller shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Contract, then, Purchaser shall have all available remedies as are available to Purchaser under law or equity.

14. Purchaser’s Default; Liquidated Damages. In the event Purchaser is no longer entitled to terminate this Contract under any of the provisions hereof, and provided Seller is not in material default or violation in the performance of or compliance with any of the material terms hereof, then, in the event of default by Purchaser in the consummation of this purchase of the Property, Escrow Agent shall, as full liquidated damages for such default by Purchaser, immediately pay the Deposit to Seller, whereupon no party hereto shall have any further rights, liabilities or obligations under this Agreement (except as set forth herein), it being specifically understood and agreed that payment of the Deposit to Seller as liquidated damages shall be Seller’s sole and exclusive remedy hereunder. The parties hereto expressly acknowledge that it is impossible to estimate more precisely the damages to be suffered by Seller upon Purchaser’s default, and that retention of the Deposit is intended not as a penalty, but as full liquidated damages. The parties further acknowledge that the amount of the Earnest Money represents a reasonable pre-estimate by the parties of the amount of the probable loss that the Seller might expect to suffer in the event the sale or purchase of the Property is not closed because of Purchaser’s default.

15. Broker’s Commission. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that, except for commissions due Bullock Mannelly Partners, Inc. (the “Broker”), no commissions are due and owing any real estate broker or salesperson in connection with this transaction. Except as set forth in the preceding sentence, Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of or in any way connected with its action concerning the purchase and sale of the Property as contemplated by this Contract, such agreement to indemnify and hold harmless to survive Closing. Seller shall pay to Broker at Closing a brokerage commission pursuant to a separate agreement.

16. Insurance; Casualty. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements are materially damaged, destroyed, or rendered unusable, in whole or in part, by fire or other cause (“Casualty”) then the Purchaser may terminate this Contract by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case the Deposit shall be refunded to Purchaser, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Contract, except as otherwise expressly provided herein.

17. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser shall survive the Closing for a period of one year. Any claim based on breach of said covenants, representations and warranties must be made within one year of Closing. If Purchaser shall have actual knowledge, or should have knowledge by inspection of the Property, the public records or the materials provided by Seller or otherwise at or before the Closing, that (i) any representation of Seller hereunder is untrue or (ii) Seller has failed to perform, observe or comply with any covenant, agreement or condition on its part to be performed hereunder, Purchaser shall notify Seller of same within ten (10) days after actual discovery by Purchaser, and Purchaser’s failure to so notify Seller shall be deemed to constitute Purchaser’s waiver of same as a condition to Closing and as a misrepresentation of Seller. The above limitations shall not apply to any covenants, representations or warranties contained in any deed of bargain and sale made by Seller to Purchaser.

18. Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may not assign its rights under this Contract without Seller’s prior written consent except one time only to an entity formed for the sole purpose of acquiring the Property pursuant to this Contract, whose managing member or other principal officer controls, is controlled by or is under common control with Purchaser.

19. Notices. All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, nationally recognized overnight delivery service (such as Federal Express), or registered mail, return receipt requested, to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the receipt of the facsimile transmission, but only if notice is simultaneously sent by another method permitted by this Section 19.

Seller:	Twin City Crossing, LLC
c/o Du Rhone Group, Ltd.
3050 Royal Blvd. South
Suite 180
Alpharetta, GA 30022
Attn: Neil Smith
Phone: 770-442-0407
Fax: 770-442-0409

Copy to:	Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attn: Eugene D. Bryant, Esq.
Phone: 404-815-3528
Fax: 770-685-6828

Purchaser:	Wheeler Interests, Inc.
Riversedge North
2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA 23452
Attn: Kristopher L. Knepper
Phone: 757-627-9088
Fax: 757-627-9081

Copy to:	Stuart A. Pleasants, Esq.
Suite 101
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
Phone: (757) 275-7634
Fax: 757-672-9081

Escrow Agent	Wilbur E. Edwards
Suite 110
4456 Corporation Lane
Virginia Beach, Virginia 23456
Phone: (757) 499-6700
Fax: (757) 437-0896

20. Escrow. Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account acceptable to Purchaser, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly refund the Deposit to Purchaser. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy.

21. Tax Deferred Exchange. In the event Purchaser or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Purchaser and Seller agree to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange and provided further that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Seller and Purchaser shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

22. Confidentiality. The parties agree to the following:

A. Prior to Closing, any inquiries made to Purchaser or to any of its representatives from the press and/or media will be referred to Seller, and Purchaser will not respond in any way to such inquiries other than to make such referrals.

B. In connection with this Contract, Seller, or Seller’s property manager, is furnishing Purchaser with certain information, much of which is non-public and proprietary in nature. All information furnished (irrespective of the form of communication) to Purchaser, and to Purchaser’s officers, members, partners, employees, directors, agents or representatives, including without limitation mortgage lenders, attorneys, accountants, consultants and financial advisors (each, a “Recipient” and collectively, the “Recipients”), by Seller or any of its representatives or agents relating to this Contract, and all analyses, compilations, data, studies or other documents prepared by Purchaser or any Recipient and based in whole or in part on any furnished information, is collectively referred to as the “Information” for purposes of this paragraph. In consideration of Purchaser’s being furnished with the Information, Purchaser agrees that:

1. The Information will be kept confidential and will not, without prior written consent of Seller, be disclosed by Purchaser or any Recipient, in any manner whatsoever in whole or in part, and will not be used by Purchaser or any Recipient, directly or indirectly for any purpose other than in connection with this Contract. Moreover, Purchaser agrees to transmit the Information only to those Recipients who need to know the Information for the purpose of evaluating the Property, and who are informed by Purchaser of the confidential nature of the Information.

2. Without Seller’s prior written consent, except as expressly permitted in this Contract, neither Purchaser nor any Recipient will disclose to any other person the fact that the Information has been made available, that investigations, discussions or negotiations are taking place concerning acquisition of the Property, or any of the terms, conditions or other facts with respect to any such possible acquisitions, including the status thereof, except as required by law and then only with prior written notice to Seller. The term “person” as used in this Contract shall be interpreted to include, without limitation, any corporation, company, group, partnership or individual. Without limiting the generality of the foregoing, no Recipient shall communicate with any individuals relative to the Information without prior written consent of Seller, and in accordance with this Contract.

3. At Seller’s election, the Information and all copies thereof will be destroyed or returned immediately, without retaining any copies thereof, if this Contract is terminated.

4. In the event that Purchaser or anyone to whom Purchaser transmits the Information pursuant to this Contract is required or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Information, prior to such disclosure, Purchaser will use Purchaser’s reasonable efforts to provide Seller with prompt written notice so that Seller may seek (with Purchaser’s cooperation, if so requested by Seller) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Contract. In the event that such protective order or other remedy is not obtained, or that Seller waives compliance with the provisions of this Contract, Purchaser will furnish only that portion of the Information which Purchaser is advised by counsel is legally required, and will exercise Purchaser’s reasonable efforts to cooperate with Seller in Seller’s efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

23. Miscellaneous.

A. This Contract shall be governed by, construed and enforced under the laws of the State of South Carolina, without regard to its conflicts of laws provisions.

B. This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C. All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

D. Failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.

E. Any amendment or modification of this Contract shall be made in writing executed by the party sought to be charged thereby.

F. Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders.

G. The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.

H. This Contract may be executed, by facsimile, in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile, the parties to this Contract may rely on a facsimile copy as an original.

I. Time is of the essence with respect to every provision of this Contract.

J. If any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. Seller and Purchaser each acknowledge and agree that it has participated in the preparation, negotiation and drafting of this Contract and, accordingly, each of Seller and Purchaser hereby expressly waive the application of any law of construction whereby contracts or agreements are construed against the party responsible for drafting same. In the event it becomes necessary for either Purchaser or Seller to bring an action at law or other proceeding to enforce any of the terms, covenants or conditions of this Contract, the prevailing party in any such action or proceeding shall be entitled to recover its costs and expenses incurred in such action from the other party, including, without limitation, reasonable attorney’s fees as determined by the court without a jury. As used herein, the term “prevailing party” shall mean as to the plaintiff, obtaining substantially all relief sought, and such term shall mean as to the defendant, denying the obtaining of substantially all relief sought by the plaintiff. If the time period by which any right, option or election provided under this Contract must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day period. All titles or captions of the paragraphs set forth in this Contract are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Contract, or the intent of any provision hereof. This document may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this document, the parties may execute and exchange by telephone facsimile, counterparts of the signature pages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Contract to be executed on their behalf and any party executing this Contract warrants that such party has the authority to do so.

SELLER:

TWIN CITY CROSSING, LLC
a Georgia limited liability company

	By:	Du Rhone Group, Ltd., its Manager

		By:	/s/ Neil R. Smith
Neil R. Smith
Date: 6/8/2012			Executive Vice President

PURCHASER:

WHEELER INTERESTS, INC.

	By:	/s/ Jon S. Wheeler
	Name:	Jon S. Wheeler
Date: 6/11/2012	Its:	President/CEO

ESCROW AGENT:

WILBUR E. EDWARDS, ATTORNEY AT LAW

/s/ Wilbur E. Edwards
Date: 6/11/2012